Exhibit 99.1

T1 Energy Take Steps to Bring Investment to G2_Austin Solar Cell Project

Working with a Saudi partner aligned with the Kingdom of Saudi Arabia to explore a potential strategic investment in G2_Austin

Austin, TX and New York, NY, May, 15, 2025 T1 Energy Inc. (NYSE: TE) (“T1,” “T1 Energy,” or the “Company”) announced this morning that the Company has entered into a Heads of Agreement to pursue an investment in the planned G2_Austin 5 GW solar cell manufacturing facility. The non-binding agreement was signed this week at a ceremony in Riyadh hosted by the Saudi Ministry of Investment (“MISA”) to commemorate the Trump administration’s ‘America First’ program and the Kingdom’s commitment to investing in critical U.S. energy infrastructure projects.

“We wish to extend our sincerest appreciation to the Saudi Ministry of Investment for hosting our delegation. We are honored to sign this landmark agreement which is intended to bring in strategic capital to support America’s advanced manufacturing sector,” said Daniel Barcelo, T1’s Chief Executive Officer and Chairman of the Board. “The U.S. needs to establish a domestic solar manufacturing supply chain, and T1 is at the forefront of that mission with our world-class operating G1_Dallas facility and planned G2_Austin project. This agreement is a positive step towards an investment to accelerate our development plans and our strategy to become a U.S. solar energy leader built on domestic content and leading-edge technology.”

Representatives from T1 and our Saudi partner, Manaar Gulf Saudi Arabia Ltd., signed the agreement on May 13th at a ceremony in Riyadh welcoming a U.S. delegation from the Trump administration and U.S. industrial partners to the Kingdom. The event promoted Gulf Corporation Council investment in America to support the ‘America First’ agenda.

“T1 is grateful to be part of a larger conversation to reshore American manufacturing through cooperative efforts with our overseas industrial partners,” added Daniel Barcelo. “With this agreement in place, our teams will be working to secure this capital and advance T1’s mission to bring investment, jobs, and key supply chains to America. As this relationship develops, we are also pleased to examine complementary opportunities to invest in the Kingdom’s solar manufacturing sector.”

T1 Energy Inc.	News Release 1

About T1 Energy

T1 Energy Inc. (NYSE: TE) is an energy solutions provider building an integrated U.S. supply chain for solar and batteries. In December 2024, T1 completed a transformative transaction, positioning the Company as one of the leading solar manufacturing companies in the United States, with a complementary solar and battery storage strategy. Based in the United States with plans to expand its operations in America, the Company is also exploring value optimization opportunities across its portfolio of assets in Europe.

To learn more about T1, please visit www.T1energy.com and follow us on social media.

Investor contact:

Jeffrey Spittel

EVP, Investor Relations and Corporate Development

jeffrey.spittel@T1energy.com

Tel: +1 409 599 5706

Media contact:

Russell Gold

EVP, Strategic Communications
russell.gold@T1energy.com

Tel: +1 214 616 9715

Cautionary Statement Concerning Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation with respect to: a potential investment in G2 Austin; the Company’s ability to bring in strategic capital to support America’s advanced manufacturing sector; the Company being at the forefront of the development of domestic solar manufacturing supply chains; the Company’s development plans and strategy to become a U.S. solar energy leader built on domestic content and leading-edge technology; the investment by the Gulf Corporation Council in America to support the ‘America First’ agenda; T1’s participation in the reshoring of American manufacturing; the Company’s mission to bring investment, jobs and key supply chains to America; and any complementary opportunities that T1 may explore with respect to investments in the Kingdom’s solar manufacturing sector. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual future events, results, or achievements to be materially different from the Company’s expectations and projections expressed or implied by the forward-looking statements. Important factors include, but are not limited to, those discussed under the caption “Risk Factors” in (i) T1’s annual report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2025, as amended and supplemented by Amendment No. 1 on Form 10-K/A filed with the SEC on April 30, 2025, (ii) T1’s post-effective Amendment No. 1 to the Registration Statement on Form S-3 filed with the SEC on January 4, 2024, and (iii) T1’s Registration Statement on Form S-4 filed with the SEC on September 8, 2023 and subsequent amendments thereto filed on October 13, 2023, October 19, 2023 and October 31, 2023. All of the above referenced filings are available on the SEC’s website at www.sec.gov. Forward-looking statements speak only as of the date of this press release and are based on information available to the Company as of the date of this press release, and the Company assumes no obligation to update such forward-looking statements, all of which are expressly qualified by the statements in this section, whether as a result of new information, future events or otherwise, except as required by law.

T1 intends to use its website as a channel of distribution to disclose information which may be of interest or material to investors and to communicate with investors and the public. Such disclosures will be included on T1’s website in the ‘Investor Relations’ section. T1, and its CEO and Chairman of the Board, Daniel Barcelo, also intend to use certain social media channels, including, but not limited to, X, LinkedIn and Instagram, as means of communicating with the public and investors about T1, its progress, products, and other matters. While not all the information that T1 or Daniel Barcelo post to their respective digital platforms may be deemed to be of a material nature, some information may be. As a result, T1 encourages investors and others interested to review the information that it and Daniel Barcelo posts and to monitor such portions of T1’s website and social media channels on a regular basis, in addition to following T1’s press releases, SEC filings, and public conference calls and webcasts. The contents of T1’s website and its and Daniel Barcelo’s social media channels shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

T1 Energy Inc.	News Release 2